                                                                       EXHIBIT 2


                                                                  EXECUTION COPY




                          AGREEMENT AND PLAN OF MERGER
                                   DATED AS OF
                                 JANUARY 8, 2004
                                 BY AND BETWEEN
                          SECOND BANCORP, INCORPORATED
                                       AND
                            SKY FINANCIAL GROUP, INC.


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                               TABLE OF CONTENTS

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ARTICLE I             Certain Definitions........................................................................1

         1.01     Certain Definitions............................................................................1

ARTICLE II            The Merger.................................................................................6

         2.01     The Parent Merger..............................................................................6

         2.02     The Subsidiary Merger..........................................................................6

         2.03     Effectiveness of the Parent Merger.............................................................7

         2.04     Effective Date and Effective Time..............................................................7

ARTICLE III           Consideration; Exchange Procedures.........................................................7

         3.01     Merger Consideration...........................................................................7

         3.02     Rights as Shareholders; Stock Transfers........................................................8

         3.03     Fractional Shares..............................................................................8

         3.04     Exchange Procedures............................................................................8

         3.05     Anti-Dilution Provisions.......................................................................9

         3.06     Options........................................................................................9

         3.07     Performance Shares............................................................................10

ARTICLE IV            Actions Pending Acquisition...............................................................10

         4.01     Forbearances of SBI...........................................................................10

         4.02     Forbearances of Sky...........................................................................12

ARTICLE V             Representations and Warranties............................................................13

         5.01     Disclosure Schedules..........................................................................13

         5.02     Standard......................................................................................14

         5.03     Representations and Warranties of SBI.........................................................14

         5.04     Representations and Warranties of Sky.........................................................27

ARTICLE VI            Covenants.................................................................................32

         6.01     Reasonable Best Efforts.......................................................................32

         6.02     Shareholder Approval..........................................................................32

         6.03     Registration Statement........................................................................33

         6.04     Press Releases................................................................................34

         6.05     Access; Confidentiality.......................................................................34

         6.06     Acquisition Proposals.........................................................................35
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                                TABLE OF CONTENTS
                                   (continued)




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         6.07     Affiliate Agreements..........................................................................35

         6.08     Takeover Laws.................................................................................35

         6.09     Certain Policies..............................................................................36

         6.10     NASDAQ Listing or Notification................................................................36

         6.11     Regulatory Applications.......................................................................36

         6.12     Indemnification...............................................................................37

         6.13     Opportunity of Employment; Employee Benefits..................................................37

         6.14     Notification of Certain Matters...............................................................39

         6.15     Dividend Coordination.........................................................................39

         6.16     Tax Matters...................................................................................39

         6.17     No Breaches of Representations and Warranties.................................................39

         6.18     Consents......................................................................................39

         6.19     Insurance Coverage............................................................................39

         6.20     Correction of Information.....................................................................40

         6.21     Supplemental Assurances.......................................................................40

         6.22     Regulatory Matters............................................................................40

         6.23     Election of Sky Board Member..................................................................40

         6.24     Liquidity Ratio...............................................................................40

ARTICLE VII           Conditions to Consummation of the Merger..................................................41

         7.01     Conditions to Each Party's Obligation to Effect the Merger....................................41

         7.02     Conditions to Obligation of SBI...............................................................42

         7.03     Conditions to Obligation of Sky...............................................................42

ARTICLE VIII          Termination...............................................................................43

         8.01     Termination...................................................................................43

         8.02     Effect of Termination and Abandonment; Enforcement of Agreement...............................46

         8.03     Termination Fee...............................................................................46

         8.04     Force Majeure.................................................................................46

ARTICLE IX            Miscellaneous.............................................................................47

         9.01     Survival......................................................................................47

         9.02     Waiver; Amendment.............................................................................47
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                                       ii


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         9.03     Counterparts..................................................................................47

         9.04     Governing Law.................................................................................47

         9.05     Expenses......................................................................................47

         9.06     Notices.......................................................................................47

         9.07     Entire Understanding; No Third Party Beneficiaries............................................48

         9.08     Interpretation; Effect........................................................................48

         9.09     Waiver of Jury Trial..........................................................................48

Exhibit A         Form of SBI Affiliate Agreement

Exhibit B         Peer Group Commercial Financial Institutions for Index pursuant to Section 8.01(e)

         This AGREEMENT AND PLAN OF MERGER, dated as of January 8, 2004 (this "Agreement"), is by and between Second Bancorp, Incorporated ("SBI") and Sky Financial Group, Inc. ("Sky").

                                    RECITALS

         A. SBI. SBI is a financial holding company and an Ohio corporation, having its principal place of business in Warren, Ohio.

         B. Sky. Sky is a financial holding company and an Ohio corporation, having its principal place of business in Bowling Green, Ohio.

         C. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combinations contemplated hereby be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended.

         D. Board Action. The respective Boards of Directors of each of Sky and SBI have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combinations provided for herein.

         NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements contained herein, intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                               Certain Definitions

         1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:


         "Acquisition Proposal" means any tender or exchange offer for more than 9.9% of the equity securities of SBI or Bank, any proposal for a merger, consolidation or other business combination involving SBI or Bank, or any proposal or offer to acquire in any manner more than a 9.9% equity interest in, or all or substantially all of the assets or deposits of, SBI or Bank, other than the transactions contemplated by this Agreement.

         "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

         "Agreement to Merge" has the meaning set forth in Section 2.02.

         "Bank" means Second National Bank, a national bank that is a wholly-owned subsidiary of SBI.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Compensation and Benefit Plans" has the meaning set forth in Section 5.03(m)(i).

         "Consultants" has the meaning set forth in Section 5.03(m)(i).

         "Directors" has the meaning set forth in Section 5.03(m)(i).

         "Disclosure Schedule" has the meaning set forth in Section 5.01.

         "Dissenting Shares" means SBI Shares with respect to which rights pursuant to Section 1701.85 of the OGCL have been properly exercised.

         "Effective Date" means the date on which the Effective Time occurs, as provided for in Section 2.04.

         "Effective Time" means the effective time of the Merger, as provided for in Section 2.04.

         "Employees" has the meaning set forth in Section 5.03(m)(i). All references herein to "employees of SBI" or "SBI employees" shall be deemed to mean employees of SBI and its Subsidiaries.

         "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" has the meaning set forth in Section 5.03(m)(iii).

         "ERISA Affiliate Plan" has the meaning set forth in Section
5.03(m)(iii).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         "Exchange Agent" has the meaning set forth in Section 3.04.

         "Exchange Fund" has the meaning set forth in Section 3.04.

         "Exchange Ratio" has the meaning set forth in Section 3.01.

         "Fairness Opinion" has the meaning set forth in Section 7.01(f).

         "FDIA" has the meaning set forth in Section 5.03(cc).

         "FDIC" means the Federal Deposit Insurance Corporation.

         "Fill Offer" has the meaning set forth in Section 8.01(e).

         "Fill Option" has the meaning set forth in Section 8.01(e).

         "FRB" shall mean the Federal Reserve Board.

         "GAAP" shall mean generally accepted accounting principles as adopted for U.S. accounting principles, practices and methods.

         "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

         "Indemnified Party" has the meaning set forth in Section 6.12(a).

         "Information" has the meaning set forth in Section 6.05(b).

         "IRS" has the meaning set forth in Section 5.03(m)(ii).

         The term "knowledge" means, with respect to a party hereto, actual knowledge of any officer of that party with the title of not less than a senior vice president, or that party's in-house counsel, if any, or any director of either party owning greater than ten percent (10%) of such party's outstanding common shares.

         "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

         "Material Adverse Effect" means, with respect to Sky or SBI, any effect that (i) is material and adverse to the financial position, results of operations or business of Sky and its Subsidiaries taken as a whole, or SBI and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Sky or SBI to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates, (b) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP (c) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement or the transactions contemplated herein, and (d) actions or omissions of a party that have been waived in accordance with Section 9.02 hereof.

         "Merger" collectively refers to the Parent Merger and the Subsidiary Merger, as set forth in Section 2.01 and Section 2.02, respectively.

         "Merger Consideration" has the meaning set forth in Section 2.01.

         "NASD" means The National Association of Securities Dealers.

         "NASDAQ" means The NASDAQ Stock Market, Inc.'s National Market System.

         "New Certificates" has the meaning set forth in Section 3.04.

         "OCC" means the Office of the Comptroller of the Currency.

         "ODFI" means the Ohio Department of Commerce, Division of Financial Institutions.

         "OGCL" means the Ohio General Corporation Law.

         "Old Certificates" has the meaning set forth in Section 3.04.

         "OSS" means the Office of the Secretary of State of the State of Ohio.

         "Parent Merger" has the meaning set forth in Section 2.01.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Pension Plan" has the meaning set forth in Section 5.03(m)(ii).

         "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

         "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule. Disclosure of any information, agreement, or other item in a party's Disclosure Schedule referenced by a particular Section in this Agreement shall, should the existence of such information, agreement, or other item or its contents be relevant to any other Section, be deemed to be disclosed with respect to that Section whether or not an explicit cross-reference appears in the Disclosure Schedule.

         "Proxy Statement/Prospectus" has the meaning set forth in Section 6.03(a).

         "Proxy Statement" has the meaning set forth in Section 6.03(a).

         "Registration Statement" has the meaning set forth in Section 6.03(a).

         "Regulatory Authority" shall mean any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the issuance of deposits (including, without limitation, the OCC, ODFI, FRB and the FDIC) or the supervision or regulation of it or any of its subsidiaries.

         "Related Party Transaction" shall mean those transactions described in
Item 401 in Regulation S-K promulgated under the federal securities laws.

         "Retention Bonus Agreement" has the meaning set forth in Section
4.01(d).

         "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

         "SBI" has the meaning set forth in the preamble to this Agreement.

         "SBI Affiliate" has the meaning set forth in Section 6.07.

         "SBI Articles" means the Amended and Restated Articles of Incorporation, as amended, of SBI.

         "SBI Board" means the Board of Directors of SBI.

         "SBI Code" means the Code of Regulations of SBI.

         "SBI Financial Statements" has the meaning set forth in Section 5.03(q)(vii).

         "SBI Meeting" has the meaning set forth in Section 6.02.

         "SBI Off Balance Sheet Transaction" has the meaning set forth in
Section 5.03(u).

         "SBI SEC Documents" has the meaning set forth in Section 5.03(g).

         "SBI Shares" means the common shares, without par value, of SBI.

         "SBI Stock Option" has the meaning set forth in Section 3.06.

         "SBI Stock Plan" means the option plans and agreements of SBI and its Subsidiaries pursuant to which rights to purchase SBI Shares are outstanding immediately prior to the Effective Time pursuant to the SBI Incentive Stock Option Plan, the Amended SBI 1998 Non-Qualified Stock Option Plan and the 2003 Equity Ownership Plan of SBI.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         "Sky Articles" means the Amended and Restated Articles of Incorporation of Sky, as amended.

         "Sky Bank" means Sky Bank, an Ohio banking corporation that is a wholly-owned subsidiary of Sky.

         "Sky Board" means the Board of Directors of Sky.

         "Sky Code" means the Amended and Restated Code of Regulations of Sky.

         "Sky Common Shares" means the common shares, without par value, of Sky.

         "Sky Off Balance Sheet Transaction" has the meaning set forth in
Section 5.04(q).

         "Sky Preferred Shares" means the serial preferred stock, par value $10.00 per share, of Sky.

         "Sky SEC Documents" has the meaning set forth in Section 5.04(g)(i).

         "Sky Shares" means the Sky Common Shares and Sky Preferred Shares.

         "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

         "Subsidiary Merger" has the meaning set forth in Section 2.02.

         "Surviving Corporation" has the meaning set forth in Section 2.01.

         "Takeover Laws" has the meaning set forth in Section 5.03(o).

         "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

         "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

         "Treasury Stock" shall mean SBI Shares held by SBI or any of its Subsidiaries or by Sky or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

                                   ARTICLE II

                                   The Merger

         2.01 The Parent Merger. At the Effective Time, (i) SBI shall be merged with and into Sky (the "Parent Merger"), and (ii) the separate corporate existence of SBI shall cease and Sky shall survive and continue to exist as an Ohio corporation (Sky, as the surviving corporation in the Parent Merger, sometimes being referred to herein as the "Surviving Corporation"). The Sky Articles, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, and the Sky Code, as in effect immediately prior to the Effective Time, shall be the Code of Regulations of the Surviving Corporation. Sky may at any time prior to the Effective Time change the method of effecting the Merger (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of SBI Shares as provided for in Article III of this Agreement (subject to adjustment as provided in Sections 3.05 and 8.01(e)) (the "Merger Consideration"), (ii) adversely affect the tax treatment of SBI's shareholders as a result of receiving the Merger Consideration, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

         2.02 The Subsidiary Merger. At the time determined by Sky and specified by Sky Bank in its Certificate of Merger filed with the OSS (which shall not be earlier than the Effective Time), Bank shall merge with and into Sky Bank (the "Subsidiary Merger") pursuant to an agreement to merge (the "Agreement to Merge") to be executed by Bank and Sky Bank and filed with the OSS, as required. Sky, in its discretion, shall determine which banking entity shall survive following the consummation of the Subsidiary Merger; however, it is anticipated that the separate corporate existence of Bank shall cease and Sky Bank shall survive and continue to exist as a state banking corporation. (The Parent Merger and the Subsidiary Merger shall sometimes collectively be referred to as the "Merger".)

         2.03 Effectiveness of the Parent Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Parent Merger shall become effective upon the occurrence of the filing in the office of the OSS of a certificate of merger in accordance with Section 1701.81 of the OGCL, or such later date and time as may be set forth in such filing.

         2.04 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII, Sky shall cause the effective date of the Parent Merger (the "Effective Date") to occur (i) as soon as reasonably practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement (but in no event later than the last business day in the month immediately following the month in which all waiting periods under Regulatory Authority approval or any extension thereof have expired); or (ii) on such other date to which the parties may agree in writing; provided, however, that the Effective Date shall not fall after the date specified in Section 8.01(c) hereof or after the date or dates on which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Parent Merger shall become effective is referred to as the "Effective Time."

                                  ARTICLE III

                       Consideration; Exchange Procedures

         3.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Parent Merger and without any action on the part of any Person:

                  (a) Outstanding SBI Shares. Each SBI Share, excluding Treasury Stock and Dissenting Shares, issued and outstanding immediately prior to the Effective Time shall become and be converted into one and twenty-six one hundredths (1.26) of a Sky Common Share (the "Exchange Ratio"). The Exchange Ratio shall be subject to adjustment as set forth in Sections 3.05, 8.01(b) and 8.01(e).

                  (b) Treasury Shares. Each SBI Share held as Treasury Stock and each SBI Share held by Sky immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

                  (c) Dissenting Shares. Dissenting Shares shall not be exchanged for Sky Common Shares but rather shall be entitled to the rights set forth in Sections 1701.84 and 1701.85 of the OGCL. Notwithstanding any other provision of this Agreement, any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions (except dividends or other distributions payable to shareholders of record of SBI at a date which is prior to the Effective Date) and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to the OGCL.

                  (d) Outstanding Sky Common Shares. Each Sky Common Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

         3.02 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of SBI Shares shall cease to be, and shall have no rights as, shareholders of SBI, other than to receive any dividend or other distribution with respect to such SBI Shares with a record date occurring prior to the Effective Time and the consideration provided under this Article III, and the appraisal rights in the case of Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of SBI or the Surviving Corporation of any SBI Shares.

         3.03 Fractional Shares. Notwithstanding any other provision hereof, no fractional Sky Common Shares and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Sky shall pay to each holder of SBI Shares who would otherwise be entitled to a fractional Sky Common Share (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fractional Sky Common Share to which the holder would be entitled by the average closing price of Sky Common Shares (as reported by the NASDAQ, as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) for the ten (10) trading days immediately preceding the Effective Date.

         3.04 Exchange Procedures.

                  (a) At or prior to the Effective Time, Sky shall deposit, or shall cause to be deposited, with The Bank of New York (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates formerly representing SBI Shares ("Old Certificates"), for exchange in accordance with this Article III, certificates representing the Sky Common Shares ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions having a record date occurring on or after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article III in exchange for outstanding SBI Shares.

                  (b) As promptly as practicable after the Effective Date, Sky shall send or cause to be sent to each former holder of record of SBI Shares immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder's Old Certificates for the consideration set forth in this Article III. Sky shall cause the New Certificates into which shares of a shareholder's SBI Shares are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of Old Certificates representing such SBI Shares (or an indemnity affidavit reasonably satisfactory to Sky and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder together with a duly completed and executed letter of transmittal. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions that any such person shall be entitled to receive pursuant to this Article III upon such delivery.

                  (c) Notwithstanding the foregoing, neither the Exchange Agent, if any, nor any party hereto shall be liable to any former holder of SBI Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (d) No dividends or other distributions with respect to Sky Common Shares with a record date occurring on or after the Effective Date shall be paid to the holder of any unsurrendered Old Certificate representing SBI Shares converted in the Merger into the right to receive such Sky Common Shares until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofor had become payable with respect to Sky Common Shares such holder had the right to receive upon surrender of the Old Certificates.

                  (e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of SBI for six months after the Effective Time shall be paid to Sky. Any shareholders of SBI who have not theretofore complied with this Article III shall thereafter look only to Sky for payment of the Sky Common Shares, cash in lieu of any fractional shares and unpaid dividends and distributions on Sky Common Shares deliverable in respect of each SBI Share such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

         3.05 Anti-Dilution Provisions. In the event Sky changes (or establishes a record date for changing) the number of Sky Common Shares issued and outstanding between the date hereof and the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding Sky Common Shares and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

         3.06 Options. There are currently outstanding options to purchase 685,700 SBI Shares under the SBI Stock Plan (each, a "SBI Stock Option"). Each SBI Stock Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested and exercisable, shall be terminated immediately prior to the Effective Time and each grantee thereof shall be entitled to receive, in lieu of the SBI Shares that would otherwise have been issuable upon exercise thereof, an amount in cash computed by multiplying (a) the excess, if any, of (i) the closing price of Sky Common Shares on the trading day immediately preceding the Effective Date multiplied by the Exchange Ratio over (ii) the exercise price of such SBI Stock Option by (b) the number of SBI Shares subject to the SBI Stock Option. SBI shall use commercially reasonable efforts to take or cause to be taken all action necessary to obtain a written consent from each holder of a SBI Stock Option to permit such termination effective at the Effective Date. SBI may elect to pay immediately prior to the Effective Time to each holder of a SBI option from whom a written consent has been obtained pursuant to the preceding sentence the aggregate amount to which such holder is entitled pursuant to this Section 3.06.

         3.07 Performance Shares. SBI has Previously Disclosed that three of its executive employees are entitled to receive a total of 22,000 SBI Shares under performance stock award agreements. Each of these performance stock award agreements shall be terminated immediately prior to the Effective Time and each of the three executive employees shall be entitled to receive, in lieu of the SBI Shares that would have been issuable thereunder, an amount in cash computed by multiplying (a) the closing price of Sky Common Shares on the trading day immediately preceding the Effective Date multiplied by the Exchange Ratio by (b) the number of SBI Shares subject to the performance stock award agreement.


                                   ARTICLE IV

                           Actions Pending Acquisition

         4.01 Forbearances of SBI. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement and/or disclosed on SBI's Disclosure Schedule, without the prior written consent of Sky, which consent shall not be unreasonably withheld, SBI will not, and will cause each of its Subsidiaries not to:

                  (a) Ordinary Course. Conduct the business of SBI and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have a Material Adverse Effect.

                  (b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional SBI Shares or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional SBI Shares to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

                  (c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend, other than (A) quarterly cash dividends on SBI Shares in an amount not to exceed the per share amount declared and paid in its most recent quarterly cash dividend, with record and payment dates consistent with past practice, and (B) dividends from wholly owned Subsidiaries to SBI, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

                  (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance, change of control or similar agreements or arrangements with any current or former director, officer or employee of SBI or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for retention bonus agreements (to be entered into only by the Chief Executive Officer who shall give Sky notice of the agreement immediately following thereof), providing bonus payments not to exceed $250,000.00 in the aggregate (collectively the "Retention Bonus Agreement"); provided, however, that any retention payments by Sky shall be reduced by the amounts payable under the Retention Bonus Agreements, (iii) for other changes that are required by applicable law, and (iv) to satisfy Previously Disclosed contractual obligations existing as of the date hereof.

                  (e) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law, (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (iii) the regular annual renewal of insurance contracts) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, severance, change of control, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of SBI or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

                  (f) Dispositions. Except as described in SBI's Disclosure Schedule, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business.

                  (g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity or acquire mortgage servicing rights except in connection with existing correspondent lending relationships in the ordinary course of business consistent with past practice.

                  (h) Governing Documents. Amend the SBI Articles, SBI Code or the Articles of Incorporation or Code of Regulations (or similar governing documents) of any of SBI's Subsidiaries.

                  (i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

                  (j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 5.03(k)) or amend or modify in any material respect any of its existing material contracts.

                  (k) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not involve precedent for other material claims, actions or proceedings and that involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is immaterial to SBI and its Subsidiaries, taken as a whole.

                  (l) Adverse Actions. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

                  (m) Risk Management. Except pursuant to applicable law or regulation, (i) implement or adopt any material change in its interest rate risk management and other risk management policies, procedures or practices; (ii) fail to follow in any material respect its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

                  (n) Extensions of Credit; Indebtedness. (i) Extend credit, including new loans, renewals, extensions on an unsecured basis to any Person, together in the aggregate over $250,000, (ii) extend credit for new loans on a secured basis to any Person in the aggregate over $1,000,000, (iii) extend credit for renewals or extensions on a secured basis to any Person in the aggregate over $2,000,000, or (iv) incur any indebtedness for borrowed money with final maturities beyond three years, or (v) extend credit, including new loans, renewals, extensions of residential mortgage loans to any Person, together in the aggregate over $500,000.

                  (o) Related Party Transactions. Enter into any Related Party Transaction that is not in compliance with Regulation O promulgated by the FRB, including, but not limited to, any such transactions involving any director or officer of SBI, any nominee for election as director of SBI, any security holder of SBI, and any member of the immediate family of any of the foregoing persons living in the same household as such person.

                  (p) New Hires. Extend an offer of employment to any person for employment (full or part time) at SBI or any of its Subsidiaries including, but not limited to, brokers in the wholesale mortgage group.

                  (q) Treasury Functions. (i) Enter into any derivative or hedge contracts which extend past September 30, 2004; (ii) purchase any additional corporate or municipal bonds, (iii) purchase or acquire brokered certificates of deposit with maturity dates greater than three years, or (iv) purchase or acquire mortgage backed securities or collateralized mortgage obligations with weighted average maturity dates greater than five years.

                  (r) Commitments. Agree or commit to do any of the foregoing.

         4.02 Forbearances of Sky. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of SBI, which consent will not be unreasonably withheld, Sky will not, and will cause each of its Subsidiaries not to:

                  (a) Ordinary Course. Conduct the business of Sky and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets (other than as Previously Disclosed) and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action that, at the time taken, is reasonably likely to have a Material Adverse Effect.

                  (b) Preservation. Fail to use reasonable efforts to preserve intact in any material respect their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.

                  (c) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

                  (d) Adverse Actions. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of
         Section 368(a) of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in
         Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

                  (e) Risk Management. Except pursuant to applicable law or regulation, (i) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or
         (ii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

                  (f) Commitments. Agree or commit to do any of the foregoing.

                                   ARTICLE V

                         Representations and Warranties

         5.01 Disclosure Schedules. On or prior to the date hereof, Sky has delivered to SBI a schedule and SBI has delivered to Sky a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items, the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its respective covenants contained in Article IV and Article VI; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation. SBI's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue, incorrect or to have been breached as a result of effects on SBI arising solely from actions taken in compliance with a written request of Sky.



         5.02 Standard. No representation or warranty of SBI or Sky contained in
Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04 has had, or is reasonably likely to have, a Material Adverse Effect.

         5.03 Representations and Warranties of SBI. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed, SBI hereby represents and warrants to Sky:

                  (a) Organization, Standing and Authority. SBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. SBI is registered as a financial holding company under the Bank Holding Company Act of 1956, as amended. Bank is a national banking association that is duly organized, and validly existing under federal law and with the OCC. Bank is not required to be qualified to do business in any state or in any foreign jurisdictions where it owns or leases property or assets or conducts its business.

                  (b) Capital Structure of SBI. The authorized capital stock of SBI consists solely of common shares, of which 9,471,371 are outstanding as of the date hereof. As of the date hereof, 1,520,089 shares of Treasury Stock were held by SBI or otherwise owned by SBI or its Subsidiaries. The outstanding SBI Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, except pursuant to this Agreement and the SBI Stock Plan or as Previously Disclosed (i) there are no SBI Shares authorized and reserved for issuance, (ii) SBI does not have any Rights issued or outstanding with respect to SBI Shares, and (iii) SBI does not have any commitment to authorize, issue or sell any SBI Shares or Rights. The number of SBI Shares that are issuable and reserved for issuance upon exercise of SBI Stock Options as of the date hereof is set forth in Section 3.06.

                  (c)      Subsidiaries.

                           (i) (A) SBI has Previously Disclosed a list of all of
                  its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) SBI owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by SBI or its Subsidiaries are fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55) and are owned by SBI or its Subsidiaries free and clear of any Liens.

                  (ii) Except as Previously Disclosed, SBI does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

                  (iii) Each of SBI's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

         (d) Corporate Power; Authorized and Effective Agreement. Each of SBI and its Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. SBI has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and Bank has the power and authority to consummate the Subsidiary Merger and the Agreement to Merge in accordance with the terms of this Agreement.

         (e) Corporate Authority. Subject to the requisite adoption of this Agreement by the holders of a majority of the outstanding SBI Shares entitled to vote thereon (which is the only shareholder vote required thereon), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of SBI and the SBI Board prior to the date hereof. The Agreement to Merge, when executed by Bank, shall have been approved by the Board of Directors of Bank and by the SBI Board, as the sole shareholder of Bank. This Agreement is a valid and legally binding obligation of SBI, enforceable against SBI in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles and except to the extent such enforceability may be limited by laws relating to the safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or the appointment of a conservator by the FDIC).

         (f)      Regulatory Filings; No Defaults.

                  (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by SBI or any of its Subsidiaries in connection with the execution, delivery or performance by SBI of this Agreement or to consummate the Merger except for (A) filings of applications, notices and the Agreement to Merge, as applicable, with Regulatory Authorities (including the consents or non-objections of such Regulatory Authorities), (B) filings with the SEC and state securities authorities, and (C) the filing of the certificate of merger with the OSS pursuant to the OGCL. As of the date hereof, SBI has no knowledge of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in
Section 7.01(b).

         (ii) Except as Previously Disclosed, subject to receipt of the regulatory and shareholder approvals referred to above, expiration of related regulatory waiting periods and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of SBI or of any of its Subsidiaries or to which SBI or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the SBI Articles or the SBI Code, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g)      Financial Reports and SEC Documents; Material Adverse Effect.

         (i) SBI's Annual Reports on Form 10-K for the fiscal years ended December 31, 2001 and 2002 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2002 under the Securities Act, or under Section 13, 14, or 15(d) of the Exchange Act, in the form filed or to be filed, as amended (collectively, "SBI SEC Documents") with the SEC, as of the date filed or amended, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the consolidated balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of SBI and its Subsidiaries as of its date, and each of the consolidated statements of income, changes in shareholders' equity, and cash flows in such SBI SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in shareholders' equity and cash flows, as the case may be, of SBI and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

         (ii) Except as Previously Disclosed, since December 31, 2002, SBI and its Subsidiaries have not incurred any material liability not disclosed in the SBI SEC Documents.

                  (iii) Since December 31, 2002, except as disclosed in the SBI SEC Documents or as Previously Disclosed, (A) SBI and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to SBI.

         (h) Litigation. Except as Previously Disclosed, and subject to routine benefit claims pursuant to Plans disclosed under Section 5.03(m), no material litigation, claim or other proceeding before any court or governmental agency is pending against SBI or any of its Subsidiaries and, to SBI's knowledge, no such litigation, claim or other proceeding has been threatened.

         (i)      Regulatory Matters.

                  (i) Except as Previously Disclosed, neither SBI nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Regulatory Authorities.

                  (ii) Neither it nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

         (j)      Compliance with Laws. Each of SBI and its Subsidiaries:

                  (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

                  (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities and Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to SBI's knowledge, no suspension or cancellation of any of them is threatened; and

                  (iii) has received, since December 31, 2002, no notification or communication from any Regulatory Authority or Governmental Authority (A) asserting that SBI or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances that such Regulatory Authority or Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to SBI's knowledge, do any grounds for any of the foregoing exist).

         (k) Material Contracts; Defaults. Except for this Agreement and those agreements and other documents filed as exhibits to the SBI SEC Documents, or except as Previously Disclosed, neither SBI nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or
(ii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non-compete or similar provision). Neither it nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected in any way, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

         (l) No Brokers. Except for the Previously Disclosed fees payable to Sandler O'Neill & Partners, L.P., no action has been taken by SBI that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

         (m)      Employee Benefit Plans.

                  (i) Section 5.03(m)(i) of SBI's Disclosure Schedule contains a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment agreements, consulting agreements, change-in-control agreements, or severance agreements and all similar practices, policies and arrangements maintained or contributed to by SBI or any of its Subsidiaries and in which any employee or former employee (the "Employees"), consultant or former consultant (the "Consultants") or director or former director (the "Directors") of SBI or any of its Subsidiaries participates or to which any such Employees, Consultants or Directors are a party (the "Compensation and Benefit Plans") other than programs within Department of Labor Reg. Section 2510.3-1(b). Neither SBI nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, except as otherwise contemplated by Section 4.01(e) of this Agreement or as required by applicable law.

                  (ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been or will be timely made. Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received (or has applied for or will timely apply for) a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service ("IRS"), and SBI is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of SBI, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither SBI nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject SBI or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

         (iii) No liability (other than for payment of premiums to the PBGC that have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by SBI or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an "ERISA Affiliate") that is considered one employer with SBI under Section 4001(a)(14) of ERISA or
Section 414(b) or (c) of the Code (an "ERISA Affiliate Plan"). None of SBI, any of its Subsidiaries nor any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to SBI's knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of SBI, there is no pending investigation or enforcement action by the PBGC, the Department of Labor or IRS or any other governmental agency with respect to any Compensation and Benefit Plan. Under each Pension Plan and ERISA Affiliate Plan that is a "defined benefit plan" within the meaning of ERISA Section 3(35), as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Pension

Plan or ERISA Affiliate Plan), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Pension Plan or ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder that reasonably could be expected to change such result.

         (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan have been timely made in cash or have been reflected on SBI's Financial Statements (as defined in Section 5.03(q)(vii) below) as of December 31, 2002. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. None of SBI, any of its Subsidiaries nor any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

         (v) Except as disclosed on Section 5.03(m)(v) of SBI's Disclosure Schedule, neither SBI nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to Employees by SBI or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

         (vi) SBI and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign Employees.

         (vii) With respect to each Compensation and Benefit Plan, if applicable, SBI has provided or made available to Sky, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto;
(B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement;
(E) the most recent summary plan description; (F) forms filed with the PBGC within the past year (other than for premium payments); (G) most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed within the past year with the IRS; (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and (J) all "top hat" filings with the Department of Labor.

         (viii) Except as disclosed on Section 5.03(m)(viii) of SBI's Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

                  (ix) Except as disclosed on Section 5.03(m)(ix) of SBI's Disclosure Schedule, neither SBI nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

                  (x) Except as disclosed on Section 5.03(m)(x) of SBI's Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Sky, SBI or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code or any corresponding provision of state, local or foreign Tax law) of SBI on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

         (n) Labor Matters. Neither SBI nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is SBI or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel SBI or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to SBI's knowledge, threatened, nor does SBI have any knowledge of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

         (o) Takeover Laws. Assuming Sky is not an "interested shareholder" as that term is defined under Section 1704.01(C)(8) of the OGCL as of the date hereof, and will not be prior to the SBI Board approval of those certain voting agreements, SBI has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other anti-takeover laws and regulations of any state (collectively, "Takeover Laws") applicable to it.

         (p) Environmental Matters. To SBI's knowledge, neither the conduct nor operation of SBI or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to SBI's knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To SBI's knowledge, neither SBI nor any of its Subsidiaries has received any notice from any person or entity that SBI or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

         (q)      Tax Matters.

                  Except as disclosed on Section 5.03(q) of SBI's Disclosure
                  Schedule:

                  (i) SBI and each of its Subsidiaries have filed all Tax Returns that they were required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by SBI or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither SBI nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where SBI or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of SBI or any of its subsidiaries.

                  (ii) SBI and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (iii) The earliest taxable period of SBI and its Subsidiaries for which the statute of limitations is still open is calendar year 2000. No director or officer (or employee responsible for Tax matters) of SBI or any of its Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to SBI or any of its Subsidiaries. Neither SBI nor any of its Subsidiaries has received from any foreign, federal, state or local taxing authority (including jurisdictions where SBI or its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or
         (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against SBI or any of its Subsidiaries. The Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of SBI or its Subsidiaries for taxable periods for which the statute of limitations is still open, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. SBI has made available to Sky correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by SBI or any of its Subsidiaries filed or received since December 31, 2001.

         (iv) Neither SBI nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (v) Neither SBI nor any of its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. SBI and each of its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither SBI nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither SBI nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was SBI) or (B) has any liability for the Taxes of any Person (other than SBI or any of its Subsidiaries) under Reg. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (vi) Section 5.03(q) of SBI's Disclosure Schedule sets forth the following information with respect to SBI and each of its Subsidiaries (A) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocable to SBI and each Subsidiary; (B) the amount of any deferred gain or loss allocable to SBI and each Subsidiary arising out of any intercompany transaction; and (C) all material Tax elections that have been made by SBI or any of its Subsidiaries.

         (vii) The unpaid Taxes of SBI and its Subsidiaries (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (not including any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent financial statements of SBI and its Subsidiaries (other than in any notes thereto) included in the SBI SEC Documents filed on or prior to the date hereof (the "SBI Financial Statements") and (B) will not exceed that reserve as of the Effective Date. Since the date of SBI's Financial Statements, neither SBI nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of their business consistent with past custom and practice.

         (viii) Neither SBI nor any of its Subsidiaries is a party to any "Gain Recognition Agreements" as such term is used in the Treasury Regulations promulgated under Section 367 of the Code. Neither SBI nor any of its

         Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Effective Date; (B) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Effective Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Effective Date; or (E) prepaid amount received on or prior to the Effective Date.

                  (ix) Neither SBI nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Section 361.

                  (x) There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which SBI or any of its Subsidiaries is a party that could be treated as a partnership for federal income Tax purposes.

                  (xi) As of the date hereof, neither SBI nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         (r) Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for SBI's own account, or for the account of one or more of SBI's Subsidiaries or their customers (all of which are listed on SBI's Disclosure Schedule), were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of SBI or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither SBI nor its Subsidiaries, nor to SBI's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

         (s) Books and Records. The books and records of SBI and its Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

         (t) Insurance. SBI's Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by SBI or its Subsidiaries. SBI and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of SBI reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; SBI and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

         (u) SBI Off Balance Sheet Transactions. Section 5.03(u) of SBI's Disclosure Schedule sets forth a true and complete list of all affiliated SBI entities, including without limitation all special purpose entities, limited purpose entities and qualified special purpose entities, in which SBI or any of its Subsidiaries or any officer or director of SBI or any of its Subsidiaries has an economic or management interest. Section 5.03(u) of SBI's Disclosure Schedule also sets forth a true and complete list of all transactions, arrangements, and other relationships between or among any such SBI affiliated entity, on the one hand, and SBI, any of its Subsidiaries, and any officer or director of SBI or any of its Subsidiaries, on the other hand, that are not reflected in the consolidated financial statements of SBI (each, a "SBI Off Balance Sheet Transaction"), along with the following information with respect to each such SBI Off Balance Sheet Transaction: (i) the business purpose, activities, and economic substance; (ii) the key terms and conditions; (iii) the potential risk to SBI or any of its Subsidiaries; (iv) the amount of any guarantee, line of credit, standby letter of credit or commitment, or any other type of arrangement, that could require SBI or any of its Subsidiaries to fund any obligations under any such transaction; and (v) any other information that could have a Material Adverse Effect on SBI or any of its Subsidiaries.

         (v) Disclosure. Subject to the standard set forth in Section 5.02, the representations and warranties contained in this Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

         (w) Material Adverse Change. SBI has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2001, except as disclosed in the SBI SEC Documents or as Previously Disclosed, that has had a Material Adverse Effect on SBI.

         (x) Absence of Undisclosed Liabilities. Except as Previously Disclosed, neither SBI nor any of its Subsidiaries has any liability (contingent or otherwise) that is material to SBI on a consolidated basis, or that, when combined with all liabilities as to similar matters, would be material to SBI on a consolidated basis, except as disclosed in the SBI Financial Statements.

         (y) Properties. SBI and its Subsidiaries have good and marketable title (as to real estate), free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected on SBI's Financial Statements as being owned by SBI as of September 30, 2003 or acquired after such date, except (i) statutory liens for amounts not yet due and payable, (ii) pledges to secure deposits and borrowings and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) dispositions and encumbrances in the ordinary course of business, and (v) liens on properties acquired in foreclosure or on account of debts previously contracted. All leases pursuant to which SBI or any of its Subsidiaries, as lessee, leases real or personal property (except for leases that have expired by their terms or that SBI or any such Subsidiary has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to SBI's knowledge, the lessor.

         (z) Loans. Each loan reflected as an asset in SBI's Financial Statements and each balance sheet date subsequent thereto, other than loans the unpaid balance of which does not exceed $250,000 in the aggregate, (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, and
(iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except as Previously Disclosed, as of September 30, 2003, Bank is not a party to a loan, including any loan guaranty, with (i) any director, executive officer or 5% shareholder of SBI or any of its Subsidiaries, (ii) any person who was deemed an "affiliate" (as defined under the Securities Act) in connection with any entity acquired by SBI or any of its Subsidiaries (by reason of acquisition of assets, or via merger, consolidation or otherwise), or (iii) any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit that have been made by Bank and that are subject either to Section 22(g) or (h) of the Federal Reserve Act, as amended, comply therewith.

         (aa) Allowance for Loan Losses. The allowance for loan losses reflected on SBI's Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of GAAP to provide for reasonably anticipated losses on outstanding loans, net of recoveries.

         (bb) Repurchase Agreements. With respect to all agreements pursuant to which SBI or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, SBI or such Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

         (cc) Deposit Insurance. The deposits of Bank are insured by the FDIC in accordance with The Federal Deposit Insurance Act ("FDIA"), and Bank has paid all assessments and filed all reports required by the FDIA.

         (dd) Related Party Transactions. Except as Previously Disclosed, neither SBI nor any of its Subsidiaries has entered into any Related Party Transaction including, but not limited to, transactions involving any director or officer of SBI, any nominee for election as director of SBI, any security holder of SBI, and any member of the immediate family of any of the foregoing persons.

                  (ee) Board Approval. The SBI Board has approved, for purposes of Chapter 1704 of the Ohio Interested Shareholder Transactions Law, this Agreement and those certain voting agreements by and among Sky and certain SBI shareholders dated as of the date hereof.

         5.04 Representations and Warranties of Sky. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Sky hereby represents and warrants to SBI as follows:

                  (a) Organization, Standing and Authority. Sky is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Sky is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Sky is registered as a financial holding company under the Bank Holding Company Act of 1956, as amended. Sky Bank is a state banking association duly organized, validly existing and in good standing under the laws of the State of Ohio. Sky Bank is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

                  (b)      Sky Shares.

                           (i) The authorized capital stock of Sky consists of
                  160,000,000 shares, of which (A) 150,000,000 shares are Sky Common Shares, without par value, of which 92,816,641 shares are outstanding as of the date hereof, and (B) 10,000,000 shares are Sky Preferred Shares, par value $10.00 per share, of which no shares were outstanding as of the date hereof. As of the date hereof, except as Previously Disclosed, Sky does not have any Rights issued or outstanding with respect to Sky Common Shares and Sky does not have any commitment to authorize, issue or sell any Sky Common Shares or Rights, except pursuant to this Agreement. The outstanding Sky Common Shares have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

                           (ii) The Sky Common Shares to be issued in exchange
                  for SBI Shares in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, there are, and as of the Effective Time there will be, sufficient authorized and unissued Sky Common Shares to enable Sky to issue the Merger Consideration at the Effective Time in connection with the Parent Merger.

                  (c) Subsidiaries. Sky has Previously Disclosed a list of all its Subsidiaries together with the jurisdiction of organization of each Subsidiary. Each of Sky's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and, except as Previously Disclosed, Sky owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.

         (d) Corporate Power. Each of Sky and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Subject to the receipt of all necessary governmental approvals, Sky has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

         (e) Corporate Authority; Authorized and Effective Agreement. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Sky and the Sky Board prior to the date hereof and no shareholder approval is required on the part of Sky. The Agreement to Merge, when executed by Sky Bank, shall have been approved by the Board of Directors of Sky Bank and by the Sky Board, as the sole shareholder of Sky Bank. This Agreement is a valid and legally binding agreement of Sky, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors rights or by general equity principles).

         (f)      Regulatory Approvals; No Defaults.

                  (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Sky or any of its Subsidiaries in connection with the execution, delivery or performance by Sky of this Agreement or to consummate the Merger except for (A) the filing of applications, notices or the Agreement to Merge, as applicable, with the Regulatory Authorities; (B) the filing and declaration of effectiveness of the Registration Statement; (C) the filing of the certificate of merger with the OSS pursuant to the OGCL; (D) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Sky Common Shares in the Merger; and (E) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, Sky has no knowledge of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

                  (ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Sky or of any of its Subsidiaries or to which Sky or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Articles of Incorporation or Code of Regulations (or similar governing documents) of Sky or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g)      Financial Reports and SEC Documents; Material Adverse Effect.

         (i) Sky's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and 2002, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries with the SEC subsequent to December 31, 2002 under the Securities Act, or under Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed, as amended (collectively, "Sky SEC Documents") as of the date filed, or amended, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such Sky SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Sky and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in shareholders' equity and cash flows or equivalent statements in such Sky SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and cash flows, as the case may be, of Sky and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

         (ii) Since December 31, 2002, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Sky, except as disclosed in the Sky SEC Documents.

(h)      Litigation; Regulatory Action.

         (i) Except as Previously Disclosed, no material litigation, claim or other proceeding before any court or governmental agency is pending against Sky or any of its Subsidiaries and, to Sky's knowledge, no such litigation, claim or other proceeding has been threatened.

                  (ii) Except as Previously Disclosed, neither Sky nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Regulatory Authority, nor has Sky or any of its Subsidiaries been advised by a Regulatory Authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

         (i)      Compliance with Laws. Each of Sky and its Subsidiaries:

                  (i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

                  (ii) has all material permits, licenses, authorizations, orders and approvals of, and has made all material filings, applications and registrations with, all Regulatory Authorities and Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened; and

                  (iii) has received, since December 31, 2002, no notification or communication from any Regulatory Authority or Governmental Authority (A) asserting that Sky or any of its Subsidiaries is not in material compliance with any of the statutes, regulations, or ordinances that such Regulatory Authority or Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Sky's knowledge, do any grounds for any of the foregoing exist).

         (j) Brokerage and Finder's Fees. Except for the fee payable to Credit Suisse First Boston, Sky has not employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder's fee, commission or other similar form of compensation in connection with this Agreement or the transactions contemplated hereby.

         (k) Takeover Laws. Sky has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws applicable to Sky.

         (l)      Tax Matters.

                  Except as otherwise disclosed in Section 5.04(l) of Sky's Disclosure Schedule:

                           (i) Sky and each of its Subsidiaries have filed all Tax Returns that they were required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Sky or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither Sky nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Sky or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Sky or any of its Subsidiaries.

                           (ii) Sky and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                           (iii) As of the date hereof, neither Sky nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                  (m) Books and Records. The books and records of Sky and its Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the substance of events and transactions included therein.

                  (n) Disclosure. The representations and warranties contained in this Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

                  (o) Material Adverse Change. Sky has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2001 that has had a Material Adverse Effect on Sky, except as described in the Sky SEC Documents.

                  (p) Deposit Insurance. The deposits of Sky Bank are insured by the FDIC in accordance with the FDIA, and Sky Bank has paid all assessments and filed all reports required by the FDIA.

                  (q) Sky Off Balance Sheet Transactions. Section 5.04(q) of Sky's Disclosure Schedule sets forth a true and complete list of all affiliated Sky entities, including without limitation all special purpose entities, limited purpose entities and qualified special purpose entities, in which Sky or any of its Subsidiaries or any officer or director of Sky or any of its Subsidiaries has an economic or management interest.
         Section 5.04(q) of Sky's Disclosure Schedule also sets forth a true and complete list of all transactions, arrangements, and other relationships between or among any such Sky affiliated entity, on the one hand, and Sky, any of its Subsidiaries and any officer or director of Sky or any of its Subsidiaries, on the other hand, that are not reflected in the consolidated financial statements of Sky (each, a "Sky Off Balance Sheet Transaction"), along with the following information with respect to each such Sky Off Balance Sheet Transaction: (i) the business purpose, activities, and economic substance; (ii) the key terms and conditions; (iii) the potential risk to Sky or any of its Subsidiaries; (iv) the amount of any guarantee, line of credit, standby letter of credit or commitment, or any other type of arrangement, that could require Sky or any of its Subsidiaries to fund any obligations under any such transaction; and (v) any other information that could have a Material Adverse Effect on Sky or any of its Subsidiaries.

                  (r) Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Sky's own account, or for the account of one or more of Sky's Subsidiaries (or any entity acquired by Sky) or their customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Sky or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither Sky nor its Subsidiaries, nor to Sky's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

                  (s) Allowance for Loan Losses. The allowance for loan losses reflected on Sky's consolidated balance sheet as of September 30, 2003, included in the Sky SEC Documents, is adequate in all material respects under the requirements of GAAP to provide for reasonably anticipated losses on outstanding loans, net of recoveries.

                                   ARTICLE VI

                                    Covenants

         6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of SBI and Sky agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

        6.02 Shareholder Approval. SBI agrees to take, in accordance with applicable law and the SBI Articles and SBI Code, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by SBI's shareholders for consummation of the Parent Merger (including any adjournment or postponement, the "SBI Meeting"), as promptly as practicable after the Registration Statement is declared effective. The SBI Board shall recommend that SBI's shareholders adopt this Agreement at the SBI Meeting unless the SBI Board, after consultation with independent legal counsel, determines in good faith that it would constitute, or could reasonably be expected to constitute, a breach of its fiduciary duties under applicable Ohio or federal law and SBI's Articles.

         6.03     Registration Statement.

                  (a) Sky agrees to prepare pursuant to all applicable laws, rules and regulations a registration statement on Form S-4 (the "Registration Statement") to be filed by Sky with the SEC in connection with the issuance of Sky Common Shares in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of SBI constituting a part thereof (the "Proxy Statement") and all related documents). SBI agrees to cooperate, and to cause its Subsidiaries to cooperate, with Sky, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and provided that SBI and its Subsidiaries have cooperated as required above, Sky agrees to file the Proxy Statement and the Registration Statement (together, the "Proxy Statement/Prospectus") with the SEC as promptly as reasonably practicable. Each of SBI and Sky agrees to use all reasonable efforts to cause the Proxy Statement/Prospectus to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Sky also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. SBI agrees to furnish to Sky all information concerning SBI, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

                  (b) Each of SBI and Sky agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the SBI shareholders and at the time of the SBI Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement that, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or that will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of SBI and Sky further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

                  (c) Sky agrees to advise SBI, promptly after Sky receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Sky Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         6.04 Press Releases. Each of SBI and Sky agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NASDAQ rules (in which event it shall give the other party such concurrent or advance notice thereof as is reasonably possible).

         6.05     Access; Confidentiality.

                  (a) Each party shall, upon reasonable notice and subject to applicable laws relating to the exchange of information, afford the other party and its officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as such party may reasonably request and, during such period, it shall furnish promptly to the other party (i) a copy of each material report, schedule and other document filed by it pursuant to federal or state securities or banking laws, and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request.

                  (b) Each of SBI and Sky agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Except for the use of information in connection with the Registration Statement described in
         Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the "Information") received by each of SBI and Sky, pursuant to the terms of this Agreement shall be kept in strictest confidence; provided that, subsequent to the filing of the Registration Statement with the SEC, this Section 6.05 shall not apply to information included in the Registration Statement or to be included in the Proxy Statement/Prospectus to be sent to the shareholders of SBI and Sky under Section 6.03. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all Information and documents obtained (as well as any other Information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such Information (i) was already known to the party receiving the information on a nonconfidential basis prior to the disclosure, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing Information and data as to another party hereto to be returned to the party that furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

                  (c) During the period from the date of this Agreement to the Effective Time, (i) SBI shall promptly furnish Sky with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available, (ii) Sky shall promptly furnish SBI with copies of all monthly financial statements produced in the ordinary course of business as the same shall become available and (iii) SBI shall promptly furnish Sky with copies of all monthly reports of market and liquidity risks, activities in investments, brokered certificates of deposit and borrowed funds.

         6.06 Acquisition Proposals. SBI agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Acquisition Proposal, except to the extent that the SBI Board, after consultation with independent legal counsel, determines in good faith that the failure to take such action would constitute, or could reasonably be expected to constitute, a breach of its fiduciary duties under applicable Ohio or federal law and SBI's Articles. SBI shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Sky with respect to any of the foregoing and shall use its best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. SBI shall promptly advise Sky following the receipt by SBI of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise Sky of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof.

         6.07 Affiliate Agreements. Not later than the 15th day prior to the mailing of the Proxy Statement, SBI shall deliver to Sky a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the SBI Meeting, deemed to be an "affiliate" of SBI (each, a "SBI Affiliate") as that term is used in Rule 145 under the Securities Act. SBI shall use its reasonable best efforts to cause each person who may be deemed to be a SBI Affiliate to execute and deliver to SBI on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit A.

         6.08 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

         6.09 Certain Policies. Prior to the Effective Date, SBI shall, consistent with GAAP and on a basis mutually satisfactory to it and Sky, modify and change its loan policies and practices and review and consider litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) as well as other management and operating policies and practices so as to be applied on a basis that is consistent with that of Sky; provided, however, that SBI shall not be obligated to take any such action pursuant to this Section 6.09 earlier than 30 days prior to the Effective Date, and unless and until Sky acknowledges that all conditions to the obligations of Sky to consummate the Parent Merger have been satisfied and certifies to SBI that Sky's representations and warranties, subject to Section 5.02, are true and correct as of such date and that Sky is otherwise materially in compliance with this Agreement. SBI's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.09.

         6.10 NASDAQ Listing or Notification. As required by NASDAQ, prior to the Effective Date, Sky shall file a NASDAQ Notification Form for Listing of Additional Shares and/or Change in the Number of Shares Outstanding, with respect to the shares of Sky Common Shares to be issued to the holders of SBI Shares in the Merger.

         6.11     Regulatory Applications.

                  (a) Sky and SBI and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare, within 45 days of the execution of this Agreement, all documentation and requests for regulatory approval, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities and Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. Each of Sky and SBI shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental Authority or Regulatory Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities or Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

                  (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party, Governmental Authority or Regulatory Authority.

         6.12     Indemnification.

                  (a) Following the Effective Date, Sky shall indemnify, defend and hold harmless the present and former directors, officers and employees of SBI and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that SBI is permitted to indemnify (and advance expenses to) its directors, officers, and employees under the laws of the State of Ohio, the SBI Articles or the SBI Code as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer's, director's or employee's conduct complies with the standards set forth under Ohio law, the SBI Articles or the SBI Code shall be made by independent counsel (which shall not be counsel that provides material services to Sky) selected by Sky and reasonably acceptable to such officer, director or employee.

                  (b) For a period of three (3) years from the Effective Time, Sky shall use its reasonable best efforts to provide that portion of directors' and officers' liability insurance that serves to reimburse the present and former officers and directors of SBI or any of its Subsidiaries (determined as of the Effective Time) (as opposed to SBI) with respect to claims against such directors and officers arising from facts or events that occurred before the Effective Time; provided, however, that in no event shall Sky be required to expend more than 125% of the current amount expended by SBI to maintain or procure such directors' and officers' insurance.

                  (c) Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Sky thereof; provided that the failure so to notify shall not affect the obligations of Sky under Section 6.12(a) unless and to the extent that Sky is actually prejudiced as a result of such failure.

                  (d) If Sky or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Sky shall assume the obligations set forth in this Section 6.12.

         6.13     Opportunity of Employment; Employee Benefits.

                  (a) Sky will make a good faith effort to provide the existing employees of SBI with the opportunity to continue as employees on the Effective Date, subject, however, to the right of Sky and its Subsidiaries, and the Bank, to terminate any such employees (i) for cause; or (ii) pursuant to procedures set forth in the Sky workforce redesign process;

         or (iii) pursuant to the implementation of Sky's regional banking template; or (iv) to eliminate the redundancy of employment positions. Prior to the Effective Time, pursuant to and in accordance with specific directions from Sky, SBI agrees to issue, and cause the Bank to issue, Worker Adjustment and Retraining Act notices (so-called WARN notices) to employees of SBI and the Bank who Sky determines will not be employed on or after the Effective Time pursuant to the employment termination provisions of the foregoing sentence; provided, however, that any such WARN notices shall be (aa) for employment terminations on or after the Effective Time, and (bb) given to affected employees at least sixty (60) days in advance of their termination dates. It is understood and agreed that nothing in this Section 6.13 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give said employees any rights other than as employees at will under applicable law and said employees shall not be deemed to be third-party beneficiaries of this provision. Each existing SBI employee who is terminated by SBI (with Sky's prior written consent) or Sky or one of their Subsidiaries (which shall include the Bank commencing on the Effective Date) at any time until the end of the first whole year following the Effective Date shall be entitled to all benefits payable by Sky in accordance with Sky's standard severance policy for employees (excluding any retention payments thereunder), with credit for years of SBI service (including years of service with SBI's predecessors, including any entities merged into SBI or Bank with respect to which service no prior severance payments were made to such employees) and reduced (but not below zero) by any amounts payable to such employees under SBI's severance compensation program; and Sky also shall pay each such terminated employee for all unused vacation time based upon each such terminated employee's years of service as of the date of termination of employment, up to maximum of one year's vacation time.

                  (b) From and after the Effective Time, SBI employees shall continue to participate in the SBI employee benefit plans in effect at the Effective Time unless and until Sky, in its sole discretion, shall determine that SBI employees shall, subject to applicable eligibility requirements, participate in employee benefit plans of Sky, and that all or some of the SBI plans shall be frozen, terminated or merged into certain employee benefit plans of Sky. SBI employees continuing to be employed by Sky shall receive credit for service at SBI for eligibility and vesting purposes under Sky's employee benefit plans (but not for benefit calculation purposes), except as otherwise required by law or regulation. Any employees terminated by Sky shall be entitled to elect so-called "COBRA" in accordance with, and subject to, the provisions of Code Section 4980B(f). Each SBI employee shall be credited with years of SBI service (including years of service with SBI's predecessors, to the same extent that SBI credited such service, including any entities merged into SBI or Bank) for purposes of eligibility and vesting in the employee benefit plans of Sky, and shall not be subject to any exclusion or penalty for pre-existing conditions that were covered under SBI's welfare plans immediately prior to the Effective Date, or to any waiting period relating to such coverage. If, after the Effective Date, Sky adopts a new plan or program for its employees or executives, then to the extent its employees or executives receive past service credits for any reason, Sky shall credit similarly-situated employees and executives of SBI with equivalent credit for service with SBI or its predecessors (including any entities merged into SBI or Bank), to the same extent that SBI credited service with its predecessors.

                  (c) The covenants of this Section 6.13 shall survive the Merger.

         6.14 Notification of Certain Matters. Each of SBI and Sky shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

         6.15 Dividend Coordination. It is agreed by the parties hereto that they will cooperate to assure that as a result of the Parent Merger, during any applicable period, there shall not be a payment of both a Sky and a SBI dividend for SBI shareholders and, in no event, will the selection of the Effective Date cause the SBI shareholders to lose a quarterly dividend to which they are otherwise entitled.

         6.16     Tax Matters.

                           (i) Without the prior written consent of Sky, neither SBI nor any of its Subsidiaries shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to SBI or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to SBI or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of SBI or any of its Subsidiaries for any period ending after the Effective Date or decreasing any Tax attribute of SBI or any of its Subsidiaries existing on the Effective Date.

                           (ii) Each of Sky and SBI agrees not to take any actions subsequent to the date if this Agreement that would adversely affect the ability of SBI and its shareholders to characterize the Merger as a tax-free reorganization under
                  Section 368(a) of the Code, and each of Sky and SBI agrees to take such action as may be reasonably required, if such action may be reasonably taken to reverse the impact of past actions which would adversely impact the ability of the Merger to be characterized as a tax-free reorganization under Section 368(a) of the Code.

         6.17 No Breaches of Representations and Warranties. Between the ate of this Agreement and the Effective Time, without the written consent of the other party, each of Sky and SBI will not do any act or suffer any omission of any nature whatsoever that would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect in any material respect.

         6.18 Consents. Each of Sky and SBI shall use its reasonable best efforts to obtain any required consents to the transactions contemplated by this Agreement.

         6.19 Insurance Coverage. SBI shall cause the policies of insurance listed in the Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date.

         6.20 Correction of Information. Each of Sky and SBI shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided that no such corrections or supplementations by either party shall be deemed to either (i) amend any of the representations or warranties contained herein by, or the Disclosure Schedule of, that party or (ii) impair the right of either party to declare the other party to be in breach of any of its representations or warranties for purposes of Section 8.01(b) of this Agreement.

         6.21     Supplemental Assurances.

                  (a) On the date the Registration Statement becomes effective and on the Effective Date, SBI shall deliver to Sky a certificate signed by its principal executive officer and its principal financial officer to the effect, to such officers' knowledge, that the information contained in the Registration Statement relating to the business and financial condition and affairs of SBI, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                  (b) On the date the Registration Statement becomes effective and on the Effective Date, Sky shall deliver to SBI a certificate signed by its chief executive officer and its chief financial officer to the effect, to such officers' knowledge, that the Registration Statement (other than the information contained therein relating to the business and financial condition and affairs of SBI) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         6.22 Regulatory Matters. Sky, SBI and each of their Subsidiaries shall cooperate and each of them agrees to use its reasonable best efforts to remediate any order, decree, agreement, memorandum of understanding or similar agreement by SBI or any of its Subsidiaries with, or a commitment letter, board resolution or similar submission by SBI or any of its Subsidiaries to, or supervisory letter from any Regulatory Authority to SBI or any of its Subsidiaries, to the satisfaction of such Regulatory Authority.

         6.23 Election of Sky Board Member. Sky shall select and propose to the Nominating Committee of the Sky Board one member of either the existing SBI Board or the Board of Directors of Bank. At the Effective Time, the director selected and nominated pursuant to this Section 6.23 shall be elected or appointed to fill a vacancy on the Sky Board.

         6.24 Liquidity Ratio. From the date hereof until the Effective Time, SBI shall maintain a Liquidity Ratio equal to or greater than 4.3%. As used herein, Liquidity Ratio shall mean (i) the sum of cash and due from banks, Federal Funds sold, unencumbered securities issued by the U.S. government and any government-sponsored enterprises, divided by (ii) the difference between total liabilities and liabilities secured by pledged investments.

                                   ARTICLE VII

                    Conditions to Consummation of the Merger

         7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of Sky and SBI to consummate the Merger is subject to the fulfillment or written waiver by Sky and SBI prior to the Effective Time of each of the following conditions:

                  (a) Shareholder Approval. This Agreement shall have been duly adopted by the requisite vote of SBI's shareholders.

                  (b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain, other than divestitures or dispositions required to satisfy antitrust requirements, (i) any conditions, restrictions or requirements that the Sky Board reasonably determines would either before or after the Effective Time have or will have a Material Adverse Effect on Sky and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and that the Sky Board reasonably determines would either before or after the Effective Date be unduly burdensome.

                  (c) No Injunction. No Regulatory Authority or Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement.

                  (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                  (e) Blue Sky Approvals. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the Sky Common Shares to be issued in the Merger shall have been received and be in full force and effect.

                  (f) Fairness Opinion. SBI shall have received a fairness opinion from Sandler O'Neill & Partners, L.P., financial advisor to SBI, dated as of a date reasonably proximate to the date of the Proxy Statement, stating that the Merger Consideration is fair to the shareholders of SBI from a financial point of view (the "Fairness Opinion").

                  (g) SBI Indenture Agreement. Sky shall have entered into an assumption agreement or supplemental indenture with Wilmington Trust Company, as trustee, under the indenture dated as of September 28, 2001 pertaining to the SBI 9.00% subordinated debentures due 2031.

         7.02 Conditions to Obligation of SBI. The obligation of SBI to consummate the Merger is also subject to the fulfillment or written waiver by SBI prior to the Effective Time of each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Sky set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and SBI shall have received a certificate, dated the Effective Date, signed on behalf of Sky by the Chief Executive Officer and the Chief Financial Officer of Sky to such effect.

                  (b) Performance of Obligations of Sky. Sky shall have performed in all material respects all obligations required to be performed by Sky under this Agreement at or prior to the Effective Time, and SBI shall have received a certificate, dated the Effective Date, signed on behalf of Sky by the Chief Executive Officer and the Chief Financial Officer of Sky to such effect.

                  (c) Tax Opinion. SBI shall have received an opinion of Vorys, Sater, Seymour, and Pease, LLP, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Parent Merger constitutes a "reorganization" within the meaning of Section 368(a) of the Code and
         (ii) no gain or loss will be recognized by shareholders of SBI who receive Sky Common Shares in exchange for SBI Shares, other than the gain or loss to be recognized as to cash received in lieu of fractional share interests. In rendering its opinion, such counsel may require and rely upon representations contained in letters from SBI and Sky.

                  (d) Director's and Officer's Liability Insurance. Sky shall have purchased the director's and officer's liability insurance required by Section 6.12(b) of this Agreement.

         7.03 Conditions to Obligation of Sky. The obligation of Sky to consummate the Merger is also subject to the fulfillment or written waiver by Sky prior to the Effective Time of each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of SBI set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Sky shall have received a certificate, dated the Effective Date, signed on behalf of SBI by the Chief Executive Officer and the Chief Financial Officer of SBI to such effect.

                  (b) Performance of Obligations of SBI. SBI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Sky shall have received a certificate, dated the Effective Date, signed on behalf of SBI by the Chief Executive Officer and the Chief Financial Officer of SBI to such effect.

                  (c) Affiliate Agreements. Sky shall have received the agreements referred to in Section 6.07 from each SBI Affiliate.

                  (d) Tax Opinion. Sky shall have received an opinion of Squire, Sanders & Dempsey L.L.P., dated the Effective Date, in form and in substance reasonably acceptable to it, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, (i) the Parent Merger constitutes a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon representations contained in letters from SBI and Sky.

                  (e) Management Severance Agreements; Performance Stock Award Agreements; Noncompetition, Nonsolicitation, and Confidentiality Agreements; and Employment Agreements. All of the following shall have occurred: (i) all of the Management Severance Agreements between SBI and SBI's executive employees shall have been amended or terminated in a manner acceptable to Sky; (ii) all of the Performance Stock Award Agreements between SBI and SBI's executive employees shall have been terminated or amended in a manner acceptable to Sky to permit the payments provided in Section 3.07; (iii) all of SBI's executive employees shall have executed noncompetition, nonsolicitation and confidentiality agreements in forms acceptable to Sky; and (iv) executive employees of SBI specified by Sky shall have executed employment agreements in forms acceptable to Sky.

                                  ARTICLE VIII

                                   Termination

         8.01 Termination. This Agreement may be terminated, and the Acquisition may be abandoned:

                  (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Sky and SBI, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

                  (b) Breach. At any time prior to the Effective Time, by Sky or SBI, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either:
         (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect. In the event of a breach by SBI of any representation, warranty, covenant or agreement contained herein, which breach cannot be or has not been cured within 30 days after giving written notice to SBI of such breach pursuant to this Section 8.01(b) and which breach would otherwise give Sky the right to terminate this Agreement under this Section 8.01(b), Sky, at its option, in lieu of terminating this Agreement pursuant to this

         Section 8.01(b), may agree to an adjustment of the Exchange Ratio by an amount that is mutually acceptable to the Sky Board and the SBI Board.

                  (c) Delay. At any time prior to the Effective Time, by Sky or SBI, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by September 30, 2004, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

                  (d) No Approval. By SBI or Sky, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority or any of the Regulatory Authorities required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or Regulatory Authority; (ii) the SBI shareholders fail to adopt this Agreement at the SBI Meeting; or (iii) any of the conditions precedent to the obligations of the other party to consummate the transactions contemplated hereby cannot be satisfied or fulfilled prior to the planned Effective Date set pursuant to Section 2.04 of this Agreement.

                  (e)      Sky Common Shares. By SBI, in the event that:

                           (i) the Average NMS Closing Price (as defined below) of Sky Common Shares is less than $20.98; and ---

                           (ii) (A) the number obtained by dividing the Average NMS Closing Price of Sky Common Shares by $26.23 is less than (B) the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and then multiplying the quotient in this clause (B) by .80.

                  For purposes of this Section 8.01(e), the following terms have the meanings indicated below:

                           "Average NMS Closing Price" shall mean the arithmetic mean of the NMS Closing Prices for the ten trading days immediately preceding the fifth trading day prior to the receipt of final federal regulatory approval of the Merger.

                           "Final Index Price" means the sum of the Final Prices for each company comprising the Index Group multiplied by the appropriate weight.

                           "Final Price," with respect to any company belonging to the Index Group, means the arithmetic mean of the daily closing sales prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the same ten trading days used in calculating the Average NMS Closing Price of Sky Common Shares (i.e., the valuation date).

                           "Index Group" means the 21 financial institution holding companies listed on Exhibit B attached hereto, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal at any time during the period beginning on the date of the Agreement and ending on the valuation date for any such company to be acquired. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced at any time during the period beginning on the date of this Agreement and ending on the valuation date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The 21 financial institution holding companies and the weights attributed to them are listed on Exhibit B attached hereto.

                           "Initial Index Price" means the sum of each per share closing price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded, on the trading day immediately preceding the public announcement of the Agreement.

                           "NMS Closing Price" shall mean the price per share of the last sale of Sky Common Shares reported on the NASDAQ National Market System at the close of the trading day by the NASD.

                  Prior to SBI exercising its right of termination under this
         Section 8.01(e), in the event that both of the conditions specified in Sections 8.01(e)(i) and (ii) are met, Sky may, at its option (the "Fill Option"), for a period of ten business days commencing on the date the parties determine the conditions have been met, offer to distribute to SBI's shareholders, in connection with the Merger Consideration, the number of shares of Sky Common Shares necessary for the Exchange Ratio to equal $26.44 divided by the Average NMS Closing Price of Sky Common Shares (the "Fill Offer"). Thereafter, for a period of ten business days, SBI shall have the opportunity to accept or reject the Fill Offer. If SBI elects to accept the Fill Offer, SBI shall provide written notice of its acceptance to Sky, whereupon no termination shall have occurred pursuant to this Section 8.01(e) and this Agreement shall remain in effect in accordance with its terms, except that the Merger Consideration shall have been so adjusted and any references in this Agreement to "Merger Consideration" and "Exchange Ratio" shall thereafter be deemed to refer to the Merger Consideration and Exchange Ratio after giving to any adjustment made pursuant to this Section 8.01(e). If SBI rejects the Fill Offer, SBI may terminate this Agreement in accordance with the provisions hereof. In the event Sky determines not to exercise the Fill Option, it will so advise SBI in writing, and thereafter, for a period of three business days SBI may exercise its right to terminate this Agreement pursuant to this Section 8.01(e).

                  If Sky or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the Agreement and the valuation date, the prices for the common stock of such company will be appropriately adjusted.

                  (f) Other Transactions. By SBI or by Sky, in the event that SBI receives an Acquisition Proposal pursuant to Section 6.06 hereof and enters into an agreement with respect to such Acquisition Proposal, subject however, to the payment by SBI of the termination fee specified in Section 8.03 hereof.

         8.02 Effect of Termination and Abandonment; Enforcement of Agreement. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Sections 8.03 and 9.01; and (ii) that termination will not relieve a breaching party from liability for any breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by law or in equity.

         8.03 Termination Fee. SBI shall pay to Sky a termination fee in the amount of 4% of the aggregate value of the transaction if:

                  (a)      (x) this Agreement is terminated by Sky pursuant to
         Section 8.01(b)(ii) or by Sky or SBI pursuant to Section 8.01(d)(ii);
         (y) after the date hereof and prior to any such termination, an Acquisition Proposal (including an Acquisition Proposal from a party that has previously made an Acquisition Proposal to SBI) with respect to SBI was commenced, publicly proposed or publicly disclosed; and (z) within 18 months after such termination, SBI shall have entered into an agreement relating to an Acquisition Proposal or any Acquisition Proposal shall have been consummated; or

                  (b) after receiving an Acquisition Proposal, the SBI Board does not take action within the time period set forth in Section 8.01(c) to convene the SBI Meeting and recommend that SBI shareholders adopt this Agreement; and within 18 months after such receipt, SBI shall have entered into an agreement relating to an Acquisition Proposal or any Acquisition Proposal shall have been consummated.

                  Upon payment of the fee described in this Section 8.03, SBI shall have no further liability to Sky at law or in equity with respect to such termination under Section 8.01(b)(ii) or 8.01(d)(ii), or with respect to this Agreement.

         8.04 Force Majeure. Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated as a result of a failure of a condition, which failure is due to a natural disaster or other act of God, or an act of war or terrorism, and provided no party has failed to observe the material obligations of such party under this Agreement, no party shall be obligated to pay to the other party to this Agreement any fees or expenses or otherwise be liable hereunder.

                                   ARTICLE IX

                                  Miscellaneous

         9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.05(b), 6.12, 6.13, 6.16 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.03(b), 6.04, 6.05(b), 8.02, and this Article IX which shall survive such termination).

         9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or
(ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the SBI Meeting, this Agreement may not be amended if it would violate Section 1701.78(G) of the OGCL or the federal securities laws.

         9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

         9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal law are applicable).

         9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing and mailing expenses shall be shared equally between SBI and Sky. All fees to be paid to Regulatory Authorities and the SEC in connection with the transactions contemplated by this Agreement shall be borne by Sky.

         9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

                                   If to SBI, to:

                                   Second Bancorp, Incorporated
                                   108 Main Avenue
                                   P. O. Box 1311
                                   Warren, OH 44482
                                   Attn:  R. L. (Rick) Blossom
                                   Facsimile:  (330) 841-0750

                                   With a copy to:
                                   Vorys, Sater, Seymour, and Pease, L.L.P.
                                   P.O. Box 1008
                                   Columbus, OH  43209
                                   Attn:  Charles DeRousie, Esq.
                                   Facsimile:  (614) 719-4687

                                   If to Sky, to:

                                   Sky Financial Group, Inc.
                                   221 South Church Street
                                   Bowling Green, OH  43402
                                   Attn:  W. Granger Souder, Esq.
                                   Facsimile:  (419) 254-6345

                                   with a copy to:

                                   Squire, Sanders & Dempsey L.L.P.
                                   4900 Key Tower
                                   127 Public Square
                                   Cleveland, OH 44114-1304
                                   Attn:  M. Patricia Oliver, Esq.
                                   Facsimile:  (216) 479-8776

         9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement and that certain Letter Agreement dated as of November 25, 2003 by and between SBI and Sky and all schedules and exhibits attached hereto, together with those certain voting agreements by and between Sky and certain SBI shareholders (executed copies of which have been delivered to Sky prior to the execution of this Agreement), represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than any such separate agreement). Except for Sections 3.01, 6.12 and 6.13 hereof, nothing in this Agreement, whether express or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.08 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         9.09 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.


                                            Second Bancorp, Incorporated


                                            By:     /S/ R. L. (RICK) BLOSSOM
                                                   -----------------------------
                                            Name:   R. L. (Rick) Blossom
                                                   -----------------------------
                                            Title:  Chairman, President and
                                                   -----------------------------
                                                    Chief Executive Officer
                                                   -----------------------------



                                            SKY FINANCIAL GROUP, INC.


                                            By:     /S/ MARTY E. ADAMS
                                                   -----------------------------
                                            Name:   Marty E. Adams
                                                   -----------------------------
                                            Title:  President, Chairman  and
                                                   -----------------------------
                                                    Chief Executive Officer
                                                   -----------------------------

                                    EXHIBIT A

                         FORM OF SBI AFFILIATE AGREEMENT



                               _____________, 2004



Sky Financial Group, Inc.
221 South Church Street
Bowling Green, OH  43402

Ladies and Gentlemen:

         I have been advised that as of the date hereof I may be deemed to be an "affiliate" of Second Bancorp, Incorporated ("SBI"), as that term is defined for purposes of Paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") promulgated under the Securities Act of 1933, as amended (the "Act").

         Pursuant to the terms of the Agreement and Plan of Merger by and between Sky Financial Group, Inc. ("Sky") and SBI dated as of January 8, 2004 (the "Merger Agreement"), providing for the merger of SBI with and into Sky (the "Merger"), and as a result of the Merger, I may receive Sky common shares ("Sky Common Shares") in exchange for SBI common shares ("SBI Common Shares") owned by me at the Effective Time (as defined and determined pursuant to the Merger Agreement). This letter is being delivered pursuant to Section 6.07 of the Merger Agreement. I represent and warrant to Sky that in such event:

         A. I will not sell, assign or transfer the Sky Common Shares that I receive as aforesaid in violation of the Act or the Rules and Regulations.

         B. I have carefully read this letter and the Merger Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Sky Common Shares, to the extent I feel necessary, with my counsel or counsel for SBI. I understand that Sky is relying on the representations I am making in this letter and I hereby agree to hold harmless and indemnify Sky and its officers and directors from and against any losses, claims, damages, expenses (including reasonable attorneys' fees), or liabilities ("Losses") to which Sky or any officer or director of Sky may become subject under the Act or otherwise as a result of the untruth, breach, or failure of such representations.

         C. I have been advised that the issuance of the Sky Financial Common Shares issued to me pursuant to the Merger will have been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that since I may be deemed to be an affiliate under the Rules and Regulations at the time the Merger was submitted for a vote of the shareholders of SBI, that the Sky Common Shares must be held by me indefinitely unless (i) my subsequent distribution of Sky Common Shares has been registered under the Act; (ii) a sale of the Sky Common Shares is made in conformity with the volume and other applicable limitations of a transaction permitted by Rule 145 promulgated by the Commission under the Act and as to which Sky has received satisfactory evidence of the compliance and conformity with said Rule, or (iii) a transaction in which, in the opinion of Squire, Sanders & Dempsey L.L.P. (or other counsel reasonably acceptable to Sky) or in accordance with a no-action letter from the Commission, some other exemption from registration is available with respect to any such proposed sale, transfer or other disposition of the Sky Common Shares.

         D. I also understand that stop transfer instructions will be given to Sky's transfer agent with respect to any Sky Common Shares that I receive in the Merger and that there will be placed on the certificates for such Sky Common Shares, a legend stating in substance:

                  "The shares represented by this certificate have been issued or transferred to the registered holder as a result of a transaction to which Rule 145 under the Securities Act of 1933, as amended (the "Act"), applies. The shares represented by this certificate may not be sold, transferred or assigned, and the issuer shall not be required to give effect to any attempted sale, transfer or assignment, except pursuant to (i) an effective registration statement under the Act, (ii) a transaction permitted by Rule 145 and as to which the issuer has received reasonable and satisfactory evidence of compliance with the provisions of Rule 145, or (iii) a transaction in which, in the opinion of Squire, Sanders & Dempsey L.L.P. or other counsel satisfactory to the issuer or in accordance with a "no action" letter from the staff of the Securities and Exchange Commission, such shares are not required to be registered under the Act."

         It is understood and agreed that the legend set forth in Paragraph D above shall be promptly removed and any stop order instructions with respect thereto shall be canceled upon receipt of advice from Squire, Sanders & Dempsey L.L.P., or other counsel satisfactory to Sky, that such actions are appropriate under the then-existing circumstances. Such advice of Squire, Sanders & Dempsey L.L.P. shall be given promptly at no cost to such affiliate, upon receipt of reasonably satisfactory evidence of compliance with Rule 145.

                                           Very truly yours,

Date:                         , 2004
     -------------------------             -------------------------------------
                                           (Name of Affiliate)

                                           -------------------------------------
                                           (Please Print Your Name Here)


Accepted this      day of          , 2004  SKY FINANCIAL GROUP, INC.
              ----        --------
                                           By:
                                              ----------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------

                                    EXHIBIT B

                PEER GROUP COMMERCIAL FINANCIAL INSTITUTIONS FOR
                        INDEX PURSUANT TO SECTION 8.01(e)

 SECD MERGER TERMINATION TRIGGERS

                                                                              January 8,
                                                                                 2004                           Recommended
                                                                                                                    SECD
                                                                  Shares         Share          Market             Index
                                                   Company     Outstanding       Price      Capitalization       Weighting
                                                   -------     -----------       -----      --------------       ---------

AMCORE Financial, Inc.                               AMFI       24,941,804       26.72           $666,445,003     1.6433%
Associated Banc-Corp.                                ASBC       73,276,894       42.99          3,150,173,673     7.7675%
Banknorth Group, Inc.                                BNK       161,543,225       31.70          5,120,920,233     12.6268%
Citizens Banking Company                             CBCF       43,227,348       33.44          1,445,522,517     3.5643%
Commerce Bancshares, Inc.                            CBSH       68,509,807       47.20          3,233,662,890     7.9733%
Community First Bankshares, Inc.                     CFBX       37,723,391       29.19          1,101,145,783     2.7151%
First Commonwealth Financial Corporation             FCF        59,290,575       14.39            853,191,374     2.1037%
First Midwest Bancorp, Inc.                          FMBI       46,551,000       31.70          1,475,666,700     3.6386%
FirstMerit Corporation                               FMER       84,565,111       27.35          2,312,855,786     5.7029%
Fulton Financial Corporation                         FULT      108,561,000       21.47          2,330,804,670     5.7471%
Huntington Bancshares Incorporated                   HBAN      228,869,936       22.09          5,055,736,886     12.4661%
Old National Bancorp                                 ONB        66,810,450       21.31          1,423,730,690     3.5105%
Park National Corporation                            PRK        13,769,532      115.39          1,588,866,297     3.9177%
Provident Financial Group, Inc.                      PFGI       48,884,612       32.22          1,575,062,199     3.8837%
Republic Bancorp, Inc.                               RBNC       63,169,700       13.88            876,795,436     2.1619%
S&T Bancorp, Inc.                                    STBA       26,483,219       30.39            804,825,025     1.9845%
Susquehanna Bancshares, Inc.                         SUSQ       39,828,643       25.26          1,006,071,522     2.4807%
TCF Financial Corporation                            TCB        71,257,471       51.72          3,685,436,400     9.0873%
UMB Financial Corporation                            UMBF       21,737,284       48.05          1,044,476,496     2.5754%
United Bankshares, Inc.                              UBSI       41,204,046       30.60          1,260,843,808     3.1089%
WesBanco, Inc.                                       WSBC       19,815,098       27.44            543,726,289     1.3407%


                                                 Total                                        $40,555,959,678    100.0000%
